UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

         Date of Report (Date of earliest event reported) July 23, 2003

    (Exact name of registrant as specified in its charter) DST Systems, Inc.

         (State or other          (Commission           (I.R.S. Employer
           jurisdiction           File Number)         Identification No.)
         of incorporation)

             Delaware               1-14036                43-1581814

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-1000

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.

ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits.
                  Exhibit No.       Description of Document
                  99.1              News Release dated July 23, 2003

ITEM 9 RESULATION FD DISCLOSURE (RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS UNDER ITEM 12)

See attached as an Exhibit to this Form 8-K a News Release dated July 23, 2003 concerning the announcement of financial results.

The information in this Current Report on Form 8-K, including the exhibit, is required by Item 12 of Form 8-K, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           DST Systems, Inc.


                           /s/ Randall D. Young
                           Vice President, General Counsel and Secretary

Date: July 24, 2003

                                                                  Exhibit 99.1

        DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

KANSAS CITY, MO. (July 23, 2003) - DST's consolidated net income for the second quarter 2003 decreased 1.3% to $53.0 million ($0.44 per diluted share) compared to second quarter 2002 net income of $53.7 million ($0.44 per diluted share). Second quarter 2003 results include net after tax income of $0.7 million primarily related to $1.2 million of net gains on securities partially offset by $0.5 million of costs for facility and other consolidations. Second quarter 2002 results include net after tax losses of $1.0 million, primarily related to $5.0 million of costs associated with facility consolidations within the Output Solutions segment partially offset by a $1.5 million gain from the sale of the DST Output presort business in Denver, Colorado and $2.5 million of net gains on securities. The management of DST analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, do not have a high level of predictability associated with them or are non-operational in nature. Generally, these items include net gains (losses) associated with securities, restructuring costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance. Excluding the above mentioned items recorded in both the second quarters of 2003 and 2002, DST's consolidated net income for the quarter ended June 30, 2003 was $52.3 million ($0.44 per diluted share) compared to second quarter 2002 net income of $54.7 million ($0.45 per diluted share), a 4.4% decrease in net income and a 2.2% decrease in diluted earnings per share.

Year to date, DST's consolidated net income was $104.4 million ($0.87 per diluted share) in 2003 compared to $112.5 million ($0.92 per diluted share). Year to date 2003 results include net after tax income of $0.3 million primarily related to $1.3 million of net gains on securities partially offset by $1.0 million of costs for facility and other consolidations. Year to date 2002 results include net after tax income of $1.6 million, primarily related to net gains on securities and the gain from the sale of the DST Output presort business, partially offset by costs related to facility consolidations within the Output Solutions segment. Excluding the above mentioned items recorded in both 2003 and 2002, DST's consolidated net income for the six months ended June 30, 2003 was $104.1 million ($0.87 per diluted share) compared to 2002 net income of $110.9 million ($0.91 per diluted share), a 6.1% decrease in net income and a 4.4% decrease in diluted earnings per share.

The following is an overview of the quarter and year to date results.

Revenues

The following table summarizes the Company's revenues by segment (in millions):

                               Quarter ended                Six months ended
                                  June 30,                      June 30,
                           ----------------------      ------------------------
                             2003          2002           2003           2002
                           ---------    ---------      -----------    ---------

  Revenues
    Financial Services
      Operating             $ 263.4      $ 232.9        $   517.4      $  470.1
      OOP reimbursements       39.3         39.7             76.5          85.0
                           ---------    ---------      -----------    ---------
                            $ 302.7      $ 272.6        $   593.9      $  555.1
                           =========    =========      ===========    ==========
     Output Solutions
      Operating             $ 134.9      $ 143.7        $   279.0      $  298.3
      OOP reimbursements      151.5        143.7            313.9         300.8
                           ---------    ---------      -----------    ---------
                            $ 286.4      $ 287.4        $   592.9      $  599.1
                           =========    =========      ===========    ==========
     Customer Management
      Operating             $  43.7      $  41.8       $     89.9      $   91.9

      OOP reimbursements       15.9         14.9             32.1          30.4
                           ---------    ---------      -----------    ---------
                            $  59.6      $  56.7       $    122.0      $  122.3
                           =========    =========      ===========    ==========
     Investments and Other
      Operating             $  14.8      $  14.0       $     29.5      $   27.0

      OOP reimbursements        0.1          0.2              0.2           0.3
                           ---------    ---------      -----------    ---------
                            $  14.9      $  14.2       $     29.7      $   27.3
                           =========    =========      ===========    ==========
     Eliminations
      Operating             $ (25.8)     $ (29.5)      $    (53.1)     $  (57.8)

      OOP reimbursements      (20.8)       (21.1)           (48.6)        (44.8)
                           ---------    ---------      -----------    ---------
                            $ (46.6)     $ (50.6)      $   (101.7)     $  102.6)
                           =========    =========      ===========    ==========

     Total Revenues
      Operating             $ 431.0      $ 402.9       $    862.7      $  829.5
      OOP reimbursements      186.0        177.4            374.1         371.7
                           ---------    ---------      -----------    ---------
                            $ 617.0      $ 580.3       $  1,236.8      $1,201.2
                           =========    =========      ===========    ==========

Consolidated total revenues for the quarter increased $36.7 million or 6.3% over the prior year quarter. Consolidated operating revenues for the quarter increased $28.1 million or 7.0% over the prior year quarter. Financial Services operating revenues increased 13.1% from higher U.S. mutual fund servicing revenues and the inclusion of revenues from lock\line, LLC ("lock\line"), which was acquired August 2, 2002, partially offset by a decrease in EquiServe, Inc. ("EquiServe") demutualization and corporate action servicing revenues. Output Solutions operating revenues declined 6.1% from lower volumes and unit pricing on certain product lines. Customer Management operating revenues increased 4.5% from higher processing revenues partially offset by lower software development revenues. Consolidated Out-of-Pocket ("OOP") reimbursements increased $8.6 million or 4.8% from the prior year quarter, principally from higher postage rates.

Consolidated total revenues for the six months ended June 30, 2003 increased $35.6 million or 3.0% over the prior year period. Consolidated operating revenues for the six months ended June 30, 2003 increased $33.2 million or 4.0% over the comparable prior year period. Financial Services operating revenues increased 10.1% from higher U.S. mutual fund servicing revenues and the inclusion of revenues from lock\line, which was acquired August 2, 2002, partially offset by a decrease in EquiServe demutualization and corporate action servicing revenues. Output Solutions operating revenues declined 6.5% from lower volumes and unit pricing on certain product lines. Customer Management operating revenues declined 2.2% from lower hardware sales and software development revenues. Consolidated OOP reimbursements increased $2.4 million or 0.6% from the comparable prior year period.

Income from operations

The following table summarizes the Company's income from operations by segment (in millions):

                               Quarter ended               Six months ended
                                  June 30,                     June 30,
                           ----------------------      ------------------------
                             2003         2002            2003           2002
                           ---------    ---------      -----------    ---------
  Income from operations
  Financial Services        $  59.6     $   63.1        $   115.4      $  118.7
  Output Solutions              5.6          3.7             15.2          20.1
  Customer Management           6.5          2.0             15.6           9.2
  Investments and Other         2.1          2.5              5.0           4.6
                           ---------    ---------      -----------    ---------
                            $  73.8     $   71.3        $   151.2      $  152.6
                           =========    =========      ===========    ==========

Consolidated income from operations for the quarter increased $2.5 million or 3.5% over the prior year quarter. Year to date consolidated income from operations decreased $1.4 million or 0.9% over the comparable prior year period.

Segment Results

Financial Services Segment
Financial Services segment total revenues (including OOP reimbursements) for the second quarter 2003 were $302.7 million, an increase of $30.1 million or 11.0% over the second quarter 2002. Financial Services segment operating revenues (excluding OOP reimbursements) for the second quarter 2003 were $263.4 million, an increase of $30.5 million or 13.1% over the second quarter 2002.

U.S. Financial Services segment operating revenues in the second quarter 2003 increased $30.3 million or 14.6% over the prior year quarter. The increase in U.S. revenues resulted from increased U.S. mutual fund servicing revenues and the inclusion of lock\line revenues partially offset by a decrease in EquiServe revenues from lower demutualization activity and lower corporate action revenues from lower levels of general market activity.

U.S. mutual fund servicing revenues increased as U.S. mutual fund open shareowner accounts processed totaled 86.0 million at June 30, 2003, an increase of 0.9 million or 1.1% for the quarter and an increase of 6.0 million or 7.5% from the 80.0 million serviced at December 31, 2002. Since the beginning of the year, excluding conversions of new clients, accounts processed increased 0.5 million or 0.6%.

Tax-advantaged accounts serviced (which include 529 savings plan accounts) totaled 30.9 million at June 30, 2003, an increase of 0.3 million or 1.0% for the quarter and an increase of 2.5 million or 8.8% from the 28.4 million serviced at December 31, 2002. Of this increase, 0.8 million or 2.8% came from existing clients and 1.7 million or 6.0% came from new client conversions. IRA accounts serviced increased 0.2 million or 0.9% for the quarter and increased
1.4 million or 7.0% from December 31, 2002 to 21.3 million at June 30, 2003, primarily from new client conversions. 401(k) accounts serviced were unchanged for the quarter and increased 0.6 million or 9.4% from December 31, 2002 to 7.0 million accounts at June 30, 2003, primarily from new client conversions. 529 savings plan accounts serviced increased 0.1 million or 4.0% during the quarter and increased 0.5 million or 23.8% from December 31, 2002 to 2.6 million at June 30, 2003. Total tax-advantaged and 401(k) accounts have been adjusted to reflect a reclassification of certain mutual fund shareowner accounts. Total accounts processed were unaffected.
No new client commitments were obtained in the quarter for U.S. mutual fund shareowner processing. There continues to be activity in requests for proposals from potential new U.S. mutual fund customers.

EquiServe shareowner accounts serviced totaled 23.4 million at June 30, 2003, a decrease of 0.6 million during the quarter, primarily from clients offering "odd-lot" redemption programs for small investors and shareowner account attrition.

International Financial Services segment operating revenues totaled $26.0 million for the second quarter 2003, an increase of $0.2 million or 0.8% over the prior year quarter, primarily from higher maintenance revenues partially offset by lower professional services revenues.

Financial Services segment income from operations for the second quarter 2003 decreased $3.5 million or 5.5% over the prior year quarter to $59.6 million. Costs and expenses increased 15.7% compared to the prior year quarter, primarily from the acquisition of lock\line and increased system development and implementation costs on new applications partially offset by lower EquiServe costs associated with reduced demutualization activities. Depreciation and amortization costs increased 19.1% compared to the prior year quarter, primarily attributable to the inclusion of lock\line.

Financial Services segment operating revenues for the six months ended June 30, 2003 were $517.4 million, an increase of $47.3 million or 10.1% over the prior year six month period, principally from higher U.S. mutual fund servicing revenues and the acquisition of lock\line, partially offset by a decrease in EquiServe revenues from lower demutualization activity and lower corporate action revenues. Financial Services segment income from operations for the six months ended June 30, 2003 decreased $3.3 million or 2.8% over the prior year period to $115.4 million. Costs and expenses increased 9.2% in the six months ended June 30, 2003, principally from the acquisition of lock\line and increased system development and implementation costs partially offset by lower EquiServe costs associated with reduced demutualization activities. Depreciation and amortization increased 14.6% in the six months ended June 30, 2003, primarily attributable to the inclusion of lock\line.

Output Solutions Segment
Output Solutions segment total revenues for the second quarter 2003 totaled $286.4 million, a decrease of $1.0 million or 0.3% over the second quarter 2002. Segment operating revenues for the quarter ended June 30, 2003 were $134.9 million, a decrease of $8.8 million or 6.1% from second quarter 2002. The operating revenue decline resulted from lower mutual fund, brokerage, transportation, insurance and video service revenues due to lower volumes and changes in unit pricing on certain product lines. Items mailed decreased 1.2% to 417 million compared to second quarter 2002.

Output Solutions segment income from operations for the second quarter increased $1.9 million over the prior year quarter to $5.6 million. The Segment results include $0.8 million of costs in 2003 and $7.6 million of costs in 2002 associated with previously announced facility and other consolidations. Estimated additional charges of $1 - $2 million related to facility consolidations in 2003 will be expensed when incurred. Excluding facility and other consolidation costs, income from operations declined $4.9 million or 43.4% from the prior year quarter principally from lower revenues.

Output Solutions segment operating revenues for the six months ended June 30, 2003 were $279.0 million, a decrease of $19.3 million or 6.5% from the prior year period. Excluding costs associated with facility consolidations, Output Solutions segment income from operations for the six months ended June 30, 2003 decreased $11.0 million or 39.7% from the prior year period to $16.7 million.

Customer Management Segment
Customer Management segment total revenues for the second quarter 2003 totaled $59.6 million, an increase of $2.9 million or 5.1% from second quarter 2002. Customer Management segment operating revenues for the quarter ended June 30, 2003 were $43.7 million, an increase of $1.9 million or 4.5% over the 2002 quarter. Processing and software service revenues for the quarter increased $2.0 million or 4.9% and equipment sales decreased $0.1 million compared to second quarter 2002. Processing and software service revenues increased primarily as a result of incremental revenues from additional product features and higher subscribers for selected customers, partially offset by lower software development revenues. Total cable and satellite subscribers serviced were 40.5 million at June 30, 2003, a decrease of 1.5% compared to year end 2002 levels, principally from a net decrease in U.S. cable subscribers serviced.

Customer Management segment income from operations for the second quarter 2003 increased $4.5 million over the prior year quarter to $6.5 million. Costs and expenses decreased $1.3 million or 2.5% from the second quarter 2002, primarily attributable to lower processing and equipment costs and cost containment activities. Depreciation and amortization decreased $0.3 million compared to the prior year quarter.

Customer Management segment operating revenues for the six months ended June 30, 2003 were $89.9 million, a decrease of $2.0 million or 2.2% over the prior year period. Customer Management segment income from operations for the six months ended June 30, 2003 increased $6.4 million or 69.6% over the prior year period to $15.6 million.

As previously disclosed, two clients are discontinuing their processing agreements. At June 30, 2003 approximately 3.4 million subscribers were serviced for these clients.

Investments and Other Segment
Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $14.8 million for the quarter ended June 30, 2003, an increase of $0.8 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other segment income from operations for the quarter ended June 30, 2003 decreased $0.4 million over the prior year quarter.

Equity in earnings of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

                                 Quarter ended             Six months ended
                                   June 30,                    June 30,
                           ----------------------      ------------------------
                             2003         2002            2003           2002
                           ---------    ---------      ----------     ---------

  BFDS                      $   2.2      $  1.8         $    4.2       $   3.7
  IFDS                          0.4         0.4             (1.9)          0.4
  Other                         1.1         0.4              1.1           1.0
                           ---------    ---------      ----------     ---------
                            $   3.7      $  2.6         $    3.4       $   5.1
                           =========    =========      ==========     =========

BFDS earnings increased primarily from cost containment activities. IFDS results were flat compared to prior year primarily due to higher revenues associated with new clients, partially offset by higher costs associated with new client conversion activity and higher occupancy costs related to a facilities move and consolidation. Accounts serviced by IFDS U.K. were 4.1 million at June 30, 2003, an increase of 0.3 million or 7.9% for the quarter and an increase of 0.6 million or 17.1% from year end 2002 levels, primarily from new client conversions. An additional 1.0 million accounts are scheduled to convert prior to year end 2003. Accounts serviced by IFDS Canada were 2.6 million at June 30, 2003, a decrease of 0.1 million or 3.7% for the quarter and an increase of 0.1 million or 4.0% from year end 2002 levels.

Other income, net
Other income was $5.9 million for the second quarter 2003, compared to other income of $10.4 million for the second quarter 2002. Second quarter 2003 results include $4.0 million primarily related to interest and dividend income and $1.9 million in net gains on securities. Second quarter 2002 results include $4.2 million of income primarily related to interest and dividend income, $3.9 million in net gains on securities and $2.3 million gain from the sale of the DST Output presort business.

Other income was $10.1 million for the six months ended June 30, 2003, compared to $18.5 million for the prior year period. Year to date 2003 results include $8.1 million primarily related to interest and dividend income and $2.0 million primarily related to net gains on securities. Year to date 2002 results include $8.4 million primarily related to interest and dividend income, $7.8 million in net gains on securities and $2.3 million gain from the sale of the DST Output presort business.

Interest expense
Interest expense was $3.1 million for the quarter ended June 30, 2003, compared to $2.9 million in the prior year quarter. Interest expense was $6.5 million for the six months ended June 30, 2003, compared to $5.7 million in the prior year period. Average debt balances were higher in 2003 compared to 2002, primarily as a result of the lock\line acquisition and common stock repurchases.

Income taxes
DST's effective tax rate was 34.0% for the quarter and six months ended June 30, 2003 and 2002. The 2003 and 2002 tax rates were affected by tax aspects of certain international operations and of state tax income apportionment rules.

Stock Repurchase Program
During the quarter, the Company settled its outstanding forward purchase agreements at a cost of $115.6 million, acquiring 3.4 million shares at an average cost of $34.42. As of June 30, 2003, DST had 2.2 million shares remaining to be purchased under existing authorized programs and 115.6 million shares outstanding.

2003 Outlook
The Company estimates diluted earnings per share for the full year 2003 of $1.83 to $1.86, based on current expectations of business growth and market conditions. These estimates include $1.3 million of net after tax gains on securities and $1.1 million of net after tax facility consolidation costs. These estimates reflect the lack of visibility of organic mutual fund shareowner account growth and expectations of limited revenue growth for the Output Solutions and Customer Management segments. There may be material differences between these estimates and actual results.

                                                                * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 17, 2003 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                    For the Three Months     For the Six Months
                                       ended June 30,          ended June 30,
                                      2003       2002        2003        2002
                                    --------   --------    ---------- ----------

  Operating revenues                $ 431.0    $ 402.9     $   862.7   $  829.5
  Out-of-pocket reimbursements        186.0      177.4         374.1      371.7
                                    --------   --------    ---------- ----------
    Total revenues                    617.0      580.3       1,236.8    1,201.2

  Costs and expenses                  506.6      475.4       1,013.9      982.4
  Depreciation and amortization        36.6       33.6          71.7       66.2
                                    --------   --------    ---------- ----------
  Income from operations               73.8       71.3         151.2      152.6

  Interest expense                     (3.1)      (2.9)         (6.5)      (5.7)
  Other income, net                     5.9       10.4          10.1       18.5
  Equity in earnings of
       unconsolidated affiliates        3.7        2.6           3.4        5.1
                                    --------   --------    ---------- ----------
  Income before income taxes           80.3       81.4         158.2      170.5
  Income taxes                         27.3       27.7          53.8       58.0
                                    --------   --------    ---------- ----------

  Net income                        $  53.0    $  53.7     $   104.4   $  112.5
                                    ========   ========    ==========  =========

  Average common shares outstanding   118.7      120.2         119.0      120.4
  Diluted shares outstanding          119.6      122.1         120.2      122.4

  Basic earnings per share          $  0.45    $  0.45     $    0.88   $   0.93
  Diluted earnings per share        $  0.44    $  0.44     $    0.87   $   0.92

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer